EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bancorp Announces Year-End Results

Tracy, California - March 28, 2008

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., today announced 2007 year-end results. The Company finished 2007 with modest growth in assets and deposits for the year, and a decline in earnings. Total assets increased 1.70% to end at $231,075,943 as compared to $227,057,390 at year-end 2006. Deposits expanded to $202,405,646 for a 1.23% gain compared to $199,955,091 at year-end 2006. Net loans at December 31, 2007 were $113,169,164; essentially unchanged compared with $113,508,174 at year-end 2006.

Net income for the year ended December 31, 2007 was $337,023 compared to net earnings of $847,121 for 2006. The basic and diluted earnings per share in 2007 were $0.14 compared to $0.35 and $0.33, respectively at year-end 2006.

The national economy and regional economy in the Company's market area slowed during 2007 and there were significant re-evaluations of real estate values in San Joaquin County. As a result, one of the Bank's real estate borrowers was unable to perform on the loan repayment plan established for a residential development project. The Bank initiated foreclosure proceedings and acquired the property during the first quarter of 2008. The Bank charged-off $806,000 (approximately one-third) of this $2.4Million loan during 2007. The Bank then added $740,000 to its provision for possible loan loss expense in order to maintain an adequate reserve for the remaining loan portfolio. The increase in the provision for loan losses represented probable losses from specific customers and not degradation of overall credit quality in the loan portfolio. The Bank is actively monitoring the weakening economic outlook within the Company's market area to assess the potential impact upon its loan portfolio. The total provision for possible loan losses for 2007 was $935,000 compared to $300,000 in 2006. The reserve for possible loan loss at December 31, 2007 was $1,558,050 or 1.36% compared to $1,429,050 or 1.24% at December 31, 2006.

Net interest income for the year ended December 31, 2007 was $6,906,356 compared to $6,950,565 in 2006. The banking industry in general, and Service 1st Bank in particular, has experienced erosion in its net interest margin as increased competition for deposits has resulted in an increase in interest expense. The Bank also experienced deposit migration from lower cost deposits such as checking accounts to higher cost deposits such as certificates of deposit.

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In anticipation of future growth, the Company's other operating expenses increased 9% from $6,310,574 in 2006 to $6,879,522. As a result of the slowdown in the economy the anticipated growth did not occur and the Company reduced its full-time equivalent work-force by 6 people during the third quarter of 2007.


               About Service 1st Bank and Charter Services Group:
               --------------------------------------------------

Service 1st Bank operates three full service branch offices in Lodi, Stockton, and Tracy. Charter Services Group, Inc. operates from an office in Lodi. For inquiries or comments please contact John Brooks at (209) 820-7953 or Robert Bloch at (209) 820-7923, respectively.

                          Forward Looking Statements:
                          ---------------------------

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
--------------------

John Brooks                                 Robert Bloch
Chairman & Chief Executive Officer          Chief Financial Officer
Service 1st Bank and Service 1st Bancorp    Service 1st Bank
(209) 820-7953                              (209) 820-7953
jbrooks@service1stbank.com                  rbloch@service1stbank.com


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